JPMorgan Trust III

(the “Trust”)

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Robert L. Young, Patricia A. Maleski, Frank J. Nasta, Joy C. Dowd, Julie A. Roach, Jessica K. Ditullio, Elizabeth A. Davin, John T. Fitzgerald, Pamela L. Woodley, Gregory S. Samuels, Carmine Lekstutis, Michael M. D’Ambrosio and Joseph Bertini, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place and stead, to sign any and all registration statements, including registration statements on Form N-1A, Form N-2 and Form N-14, or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the above named Trust, and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person in his or her capacity as a Trustee or Director or officer of the Trust, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Lauren A. Paino
Lauren A. Paino

Dated: November 19, 2013